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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K



                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



         Date of Report (date of earliest event reported) March 1, 2000


                               PEN HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)



   Tennessee                        333-60599                   62-0852576
(State or other             (Commission File Number)           (IRS Employer
jurisdiction of                                              Identification No.)
 incorporation)




             5110 Maryland Way, Suite 300 Brentwood, Tennessee 37027
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (615) 371-7300




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Item 5.  Other Events.

On February 25, 2000, in a two-to-one split decision, the Commonwealth of Kentucky Court of Appeals upheld the September 1998 Floyd County Kentucky Circuit Court jury verdict in favor of Cheyenne Resources, Inc. and its wholly-owned subsidiary, PC&H Construction, Inc. (collectively, "Cheyenne"). The Floyd County Kentucky Circuit Court jury verdict awarded Cheyenne damages of approximately $9.5 million. This lawsuit was brought against The Elk Horn Coal Corporation ("Elk Horn," a wholly-owned subsidiary of Pen Holdings, Inc. (the "Company")) on a case relating to a coal lease that was entered into by Elk Horn prior to the Company's purchase of Elk Horn.

The Company intends to file a petition for re-hearing with the Commonwealth of Kentucky Court of Appeals. Pending the outcome of that motion, the Commonwealth of Kentucky Court of Appeals' decision is reviewable by the Supreme Court of Kentucky. The Supreme Court of Kentucky has complete discretion to determine whether to accept Elk Horn's request for review of the Commonwealth of Kentucky Court of Appeals' decision. Notwithstanding the recent decision of the Commonwealth of Kentucky Court of Appeals, Elk Horn's litigation counsel and management believe that there are meritorious grounds for reversal and/or modification of this verdict on appeal on the issue of liability and damages. The Company cannot determine whether the resolution of this matter will have a material adverse impact on the Company's financial position or results of operations.

This report contains forward-looking statements. There are risks and uncertainties that would cause actual results to differ from those contained in the forward-looking statements, including without limitation, the uncertainties of the Cheyenne litigation.



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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: March 1, 2000                   PEN HOLDINGS, INC.



                                      By:  /s/ Mark A. Oldham
                                           -------------------------------------
                                           Name:  Mark A. Oldham
                                           Title: Senior Vice President,
                                           Secretary and Treasurer